News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

CROWN HOLDINGS, INC. REPORTS STRONG FIRST QUARTER 2022 RESULTS

Yardley, PA - April 25, 2022. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2022.

Highlights

•Earnings per share $1.74 versus $1.57 in 2021
•Adjusted earnings per share increased to $2.01 over the $1.83 in 2021
•Global beverage can growth projects on target, to commercialize 6 billion units in 2022
•Repurchased $400 million in Company shares year to date through April 25, 2022
•Definitive agreement to sell Transit Packaging's Kiwiplan business for $182 million

Net sales in the first quarter were $3,162 million compared to $2,564 million in the first quarter of 2021 reflecting increased beverage sales unit volumes and the pass through of higher material costs.

Income from operations was $344 million in the first quarter compared to $327 million in the first quarter of 2021. Segment income was $383 million in the first quarter compared to $369 million in the prior year primarily due to improved profitability in the North American tinplate and can-making equipment businesses, offset by the timing of insurance recovery related to incremental costs incurred as a result of tornado damage to the Company's Bowling Green plant and unfavorable foreign exchange of $8 million.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “Overall results for the Company during the first quarter were as anticipated. Strong performances in the North American Tinplate and can-making equipment businesses, combined with robust beverage can shipments in Vietnam, offset notable inflationary pressures in Europe and North America and transient market softness in Brazil. On April 1st, the inflation-recovery mechanisms built into our North American beverage can contracts commenced, which will allow us to begin to recoup many of the cost increases experienced over the past year. As previously stated, the Company is in the process of negotiating pending beverage can contracts in Europe to include more comprehensive raw material and other inflationary pass-through provisions. As expected, the Company’s Transit Packaging business experienced an inflationary cost/price squeeze during the first quarter, the recovery of which we expect will begin in the second quarter.

“To meet accelerating global growth requirements, the Company will commercialize significant new beverage can capacity through the end of 2023 with several projects in construction, including new greenfield plants in Martinsville, Virginia; Mesquite, Nevada; Uberaba, Brazil; and Peterborough, United Kingdom. Additional production lines are also being installed to existing plants in Monterrey, Mexico; Phnom Penh, Cambodia; and Agoncillo, Spain.

"First quarter results in our North American food can business benefitted from 16% unit volume growth in self-made two-piece cans as a result of new capacity installed to plants in Iowa and Pennsylvania in 2021. Additional two-piece food can capacity is expected to be commercialized later this year as we complete the construction of a third line to our Owatonna, Minnesota plant."

Interest expense was $54 million in the first quarter of 2022 compared to $69 million in 2021 primarily due to lower outstanding debt balances.

Net income attributable to Crown Holdings in the first quarter was $216 million compared to $211 million in the first quarter of 2021. Reported diluted earnings per share were $1.74 in the first quarter of 2022 compared to $1.57 in 2021. Adjusted diluted earnings per share increased to $2.01 over the $1.83 in 2021.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Additionally, the Company has entered into a definitive agreement to sell the Transit Packaging segment’s Kiwiplan business and will receive pre-tax proceeds of approximately $182 million from the transaction. Kiwiplan provides manufacturing execution systems, logistics planning, and analytical software for corrugated packaging manufacturing operations. Kiwiplan, headquartered in Cincinnati, Ohio with software development centered in Auckland, New Zealand, generated $39 million and $10 million in revenue and EBITDA, respectively, in 2021. With all regulatory approvals now received, the sale of Kiwiplan is expected to close during the second quarter of 2022, and is subject to customary closing conditions. The Company expects to record an after tax gain of approximately $100 million related to the transaction with net proceeds, after taxes and other transaction related costs, expected to be used to further reduce debt, fund capital projects and repurchase shares over time.

Outlook
The Company currently expects second quarter adjusted earnings to be in the range of $2.00 to $2.10 per share.

The Company's full year adjusted earnings guidance is $8.00 to $8.20 per share.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. Reconciliations of estimated adjusted diluted earnings per share for the second quarter and full year of 2022 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, adjusted net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA can be found within this release.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Conference Call
The Company will hold a conference call tomorrow, April 26, 2022 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on May 3. The telephone numbers for the replay are 203-369-3289 or toll free 800-568-3652.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of the coronavirus pandemic on the Company’s operations, including the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the impact of the coronavirus pandemic on demand for the Company’s products; the future impact of currency translation; the continuation of performance and market trends in 2022, including consumer preference for beverage cans and increasing global beverage can demand; future demand for food cans; the Company’s ability to recoup cost increases and include inflationary pass-through provisions in customer contracts and the Company’s ability to successfully complete its previously announced capacity expansion projects and begin production within expected timelines, including any delays related to the pandemic, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2021 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended March 31,
	2022	2021 (1)
Net sales	$3,162	$2,564
Cost of products sold	2,547	1,982
Depreciation and amortization	115	112
Selling and administrative expense	157	143
Restructuring and other	(1)
Income from operations (2)	344	327
Other pension and postretirement	(4)	(1)
Foreign exchange	(10)	(2)
Earnings before interest and taxes	358	330
Interest expense	54	69
Interest income	(3)	(2)
Income from continuing operations before income taxes	307	263
Provision for income taxes	78	65
Equity earnings	17	2
Net income from continuing operations	246	200
Income from discontinued operations, net of tax		45
Net income	246	245
Net income from continuing operations attributable to noncontrolling interests	30	33
Net income from discontinued operations attributable to noncontrolling interests		1
Net income attributable to Crown Holdings	$216	$211

(1) Prior period financial information has been recast to present the results of the European Tinplate business as discontinued operations. The business was sold on August 31, 2021.

(2) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Earnings Per Share

	Three Months Ended March 31,
	2022	2021
Net income attributable to Crown Holdings
From continuing operations	$216	$167
From discontinued operations (1)		44
Total	$216	$211
Earnings per share attributable to Crown Holdings:
Basic earnings per share from continuing operations	$1.75	$1.25
Basic earnings per share from discontinued operations		0.33
Basic earnings per common share	$1.75	$1.58

Diluted earnings per common share from continuing operations	$1.74	$1.24
Diluted earnings per common share from discontinued operations		0.33
Diluted earnings per common share	$1.74	$1.57

Weighted average common shares outstanding:
Basic	123,644,811	133,616,057
Diluted	124,430,160	134,612,182
Actual common shares outstanding at quarter end	123,362,113	134,909,337

(1) Discontinued operations does not include any allocation of interest expense or indirect costs.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended March 31,
	2022	2021
Income from operations	$344	$327
Intangibles amortization	40	42
Restructuring and other	(1)
Segment income	$383	$369

Segment Information

Net Sales	Three Months Ended March 31,
	2022	2021
Americas Beverage	$1,226	$993
European Beverage	510	389
Asia Pacific	413	331
Transit Packaging	657	557
Total reportable segments	2,806	2,270
Other (1)	356	294
Total net sales	$3,162	$2,564

Segment Income
Americas Beverage	$164	$188
European Beverage	53	62
Asia Pacific	53	52
Transit Packaging	61	70
Total reportable segments	331	372
Other (1)	94	36
Corporate and other unallocated items	(42)	(39)
Total segment income	$383	$369

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release. Some or all of each reconciling item is recorded within discontinued operations in the consolidated statement of operations.

	Three Months Ended March 31,
	2022		2021
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$216	$1.74	$211	$1.57
Intangibles amortization (1)	40	0.32	47	0.35
Restructuring and other (2)	(1)	(0.01)	2	0.01
Income taxes (3)	(7)	(0.06)	(14)	(0.10)
Equity earnings (4)	2	0.02
Adjusted net income/diluted earnings per share	$250	$2.01	$246	$1.83

Effective tax rate as reported	25.4%		23.6%

Adjusted effective tax rate	24.6%		24.3%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the first quarters of 2022 and 2021, the Company recorded charges of $40 million ($31 million net of tax) and $47 million ($36 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the first quarter of 2022, the Company recorded net restructuring and other gains of $1 million ($2 million net of tax). In the first quarter of 2021, the Company recorded net restructuring and other charges of $2 million ($2 million net of tax) primarily related to business reorganization activities.
(3)In the first quarters of 2022 and 2021, the Company recorded income tax benefits of $7 million and $14 million for tax matters including changes in tax laws, tax settlements and for the items described above.

(4)In the first quarter of 2022, the Company recorded its proportional share of intangible amortization and inventory step-up charges recorded by its equity method affiliate, Eviosys. These charges were recorded net of tax by the Company in the line Equity earnings.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2022	2021 (1)
Assets
Current assets
Cash and cash equivalents	$389	$588
Receivables, net	2,170	1,593
Inventories	2,063	1,361
Prepaid expenses and other current assets	341	273
Current assets held for sale	99	2,873
Total current assets	5,062	6,688

Goodwill and intangible assets, net	4,483	4,766
Property, plant and equipment, net	4,083	3,659
Other non-current assets	802	1,050
Total assets	$14,430	$16,163

Liabilities and equity
Current liabilities
Short-term debt	$96	$73
Current maturities of long-term debt	1,137	82
Accounts payable and accrued liabilities	3,856	2,819
Current liabilities held for sale	17	959
Total current liabilities	5,106	3,933

Long-term debt, excluding current maturities	5,654	7,875
Other non-current liabilities	1,403	1,547

Noncontrolling interests	440	431
Crown Holdings shareholders' equity	1,827	2,377
Total equity	2,267	2,808
Total liabilities and equity	$14,430	$16,163

(1) Prior period financial information has been recast to present the assets and liabilities of the European Tinplate business as held for sale.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2022	2021

Cash flows from operating activities
Net income	$246	$245
Depreciation and amortization	115	127
Restructuring and other	(1)	2
Pension expense	8	12
Pension contributions	20	(5)
Stock-based compensation	10	11
Working capital changes and other	(699)	(777)
Net cash used for operating activities (1)	(301)	(385)
Cash flows from investing activities
Capital expenditures	(117)	(135)
Proceeds from sale of assets	18	2
Other	(18)	13
Net cash used for investing activities	(117)	(120)
Cash flows from financing activities
Net change in debt	717	(3)
Debt issue costs	(7)
Dividends paid to shareholders	(27)	(27)
Common stock repurchased	(350)	(12)
Dividends paid to noncontrolling interests	(11)	(9)
Other, net	(1)	(4)
Net cash provided by/(used for) financing activities	321	(55)

Effect of exchange rate changes on cash and cash equivalents	(36)	(11)

Net change in cash and cash equivalents	(133)	(571)
Cash and cash equivalents at January 1	593	1,238

Cash and cash equivalents at March 31 (2)	$460	$667

(1)Adjusted free cash flow is defined by the Company as net cash used for operating activities less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to adjusted free cash flow for the three months ended March 31, 2022 and 2021 follows.

(2)Cash and cash equivalents includes $71 and $79 of restricted cash at March 31, 2022 and 2021.

Three months ended March 31,	2022	2021
Net cash used for operating activities	$(301)	$(385)
UK pension settlement (3)	(24)
Interest included in investing activities (4)	13	13
Capital expenditures	(117)	(135)
Adjusted free cash flow	$(429)	$(507)

(3)In September 2021, the Company made a contribution of $271 million to its UK defined benefit pension plan in advance of a full settlement of the plan’s obligations in November 2021. Of the $271 million, the Company was reimbursed $55 million in the fourth quarter of 2021 and $24 million in the first quarter of 2022. The Company

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
expects to receive an additional $86 million of reimbursement in 2022 and 2023 as the plan sells its remaining illiquid assets.

(4)Interest benefit of cross currency swaps included in investing activities.

Consolidated Supplemental Data (Unaudited)
(in millions)

Reconciliation of Adjusted EBITDA

				Twelve Months
	Q1 2022	Q1 2021	Full Year 2021	Twelve Months Ended March 31, 2022
Income from operations	$344	$327	$1,363	$1,380
Add:
Intangibles amortization	40	42	165	163
Restructuring and other	(1)		(28)	(29)
Segment income	383	369	1,500	1,514
Depreciation	75	70	282	287
Adjusted EBITDA	$458	$439	$1,782	$1,801

Total debt			$6,262	$6,887
Less cash			531	389
Net debt			$5,731	$6,498

Adjusted net leverage ratio			3.2x	3.6x